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                                                                      EXHIBIT 11

                              Mycogen Corporation
                                  Exhibit 11
                Statements re Computation of Per Share Earnings
                 (Amounts in thousands, except per share data)

                                                         Three months ended May 31,        Nine months ended May 31,
                                                             1997         1996               1997          1996
                                                         ----------    -----------         ---------    -----------
Net income (loss) applicable to common shares..........  $      564    $     3,521         $  (6,981)   $  (28,819)
                                                         ==========    ===========         =========    ==========

Weighted average number of shares outstanding:
Average common shares..................................      30,943         30,575            30,827        24,816

Stock option equivalent shares.........................       2,287          1,759                --(1)         --(1)
                                                         ----------    -----------         ---------    ----------
Average common shares for computation of primary net
 income (loss) per common share........................      33,230(2)      32,334            30,827        24,816

Additional stock option equivalent shares..............         130             81                --(1)         --(1)
                                                         ----------    -----------         ---------    ----------
Average shares for computation of net income (loss)
 per common share assuming full dilution...............      33,360(2)      32,415            30,827        24,816
                                                         ==========    ===========         =========    ==========

Net income (loss) per common share:
 Primary...............................................  $      .02    $       .11         $    (.23)   $    (1.16)
                                                         ==========    ===========         =========    ==========

 Assuming full dilution...............................   $      .02    $       .11         $    (.23)   $    (1.16)
                                                         ==========    ===========         =========    ==========

(1) Additional shares from stock option equivalents were not included in the calculation of net income (loss) per common share where the effect was antidilutive.

(2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.